EXHIBIT 10.10
EXECUTION VERSION
EMPLOYMENT AGREEMENT
     “THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 3, 2007 (the “Effective Date”), by and between IPC Systems, Inc., a Delaware corporation (the “Employer”), Trader Acquisition Corp, a Delaware corporation (“Trader”), and Andrew Miller (the “Employee”).
     WHEREAS, the Employer desires to employ as the Executive Vice President and President of the Employer’s Financial Services business division, and Employee is willing to be employed as such, on the terms set forth in the Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Employment Term. Subject to the terms and conditions of this Agreement, the Employer hereby agrees to employ the Employee hereunder, and the Employee hereby agrees to be employed by the Employer hereunder, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, unless terminated sooner as hereinafter provided (such period, the “Employment Term”).
     2. Duties.
          (a) During the Employment Term, the Employee shall serve as the Employer’s Executive Vice President and President of its Financial Services business division, responsible for Employer’s Network Services and Trading System business segments and the associated product development, sales, engineering, and operations departments, and in such capacity shall use his best energies and abilities in the performance of such duties, services and responsibilities customarily associated with such position as determined from time to time by the Chief Executive Officer of the Employer (the “CEO”) or the Board of Directors of the Employer (the “Board”) and such other duties as reasonably requested by the CEO or Board. In performing such duties, services and responsibilities, the Employee will report directly to the CEO.
          (b) During the Employment Term, the Employee shall devote his full business time, attention and best efforts to the performance of his duties hereunder and shall not, without the consent of the CEO and the Board provide service as an employee, director or consultant or other independent contractor to or in respect of any business or entity other than the Employer. The Employee shall be permitted to serve on the board of directors of one company other than Employer, provided that (i) the Employee provides advance written notice to the Employer identifying such company and setting forth the terms of Employee’s proposed board appointment and (ii) such company is not engaged in any Restricted Enterprise (as defined below). The Employee will initially be based at Employer’s headquarters in Jersey City, New Jersey and will be required to travel as reasonably required by his duties.
     3. Compensation. In full consideration of the performance by the Employee of the

Employee’s obligations during the Employment Term (including any service as a member of the Board and in any position with any affiliate of the Employer or otherwise on behalf of the Employer), the Employee shall be compensated as follows:
          (a) Base Salary. During the Employment Term, the Employee shall receive a base salary (the “Base Salary”) at an annual rate of $400,000, payable in accordance with the normal payroll practices of the Employer in effect from time to time. During the Employment Term, the Base Salary shall be subject to annual increase (but not decrease) as determined in the sole discretion of the Board.
          (b) Annual Target Bonus. For each fiscal year of the Employer during the Employment Term in which Employee remains employed by Employer on the last day of such fiscal year, the Employee shall be eligible to receive a cash bonus of up to 75% of his Base Salary (the “Target Bonus”) upon the attainment of performance goals set in advance by the CEO and the Board. All such bonuses shall be paid after the completion of the Employer’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally.
          (c) The Employee shall be solely responsible for federal, state and local taxes imposed on the Employee By reason of any compensation and benefits provided under this Agreement, and all such compensation and benefit shall be subject to all applicable withholding taxes.
          (d) Employer and Trader agree that promptly following the Effective Date (i) Employee shall receive options to acquire 500,000 shares of Trader common stock (75% of which shall be Time Vesting Options and 25% of which shall be Performance Vesting Options) at an exercise price equal to the fair market value of Trader common stock on the date of grant which grant shall be subject to the terms of the 2006 Trader Acquisition Corp Stock Incentive Plan (the “Plan”).
     4. Transition Payments.
          (a) Employee shall be paid a sign-on bonus (the “Sign-on Bonus”) of $50,000 within thirty (30) days after Effective Date.
          (b) Employer will provide Employee with reasonable temporary housing in the vicinity of Employer’s corporate headquarters in Jersey City, New Jersey, which may include housing in New York City area, until the earlier of July 1, 2008 or the date that Employee acquires permanent housing.
          (c) Employee will also be eligible for Employer relocation assistance in an amount not to exceed $250,000, as reimbursement for expenses incurred by Employee in relocating his family.
          (d) Employer will reimburse Employee for all reasonable pre-approved air travel for Employee and his family members between Employees current home and the Employer’s headquarters until the earlier of July 1, 2008 or the date that Employee acquires permanent housing in the Jersey City, NJ area. The approval of such expenses shall not be unreasonably withheld by the Employer.
          (e) To the extent that amounts paid to or on behalf of Employee pursuant to Section 4(b), 4(c) or 4(d) are includible in Employee’s gross income (such amounts “Non-qualified Moving Expenses”), Employer will pay Employee an additional gross up amount to ensure that the amount that Employee receives after withholding of applicable federal and state income tax and FICA, is the full amount of such Non-qualified Moving Expenses.
          (f) In the event that Employee’s employment hereunder terminates prior to the eighteen (18) month anniversary of the Effective Date for any reason other than due to a without Cause termination by Employer pursuant to Section 9(e), Employee shall be required to reimburse Employer for the full amount of the Sign- on Bonus plus the full amount of any other payments made by Employer pursuant to this Section 4, within thirty (30) days after the date of such termination.
     5. Benefits. During the Employment Term, the Employee shall be entitled to participate in the employee benefit plans, policies, programs and arrangements, as may be amended from time to time, that are provided generally to senior executives of the Employer to the extent the Employee meets the eligibility requirements for any such plan, policy, program or arrangement.
     6. Vacations. During the Employment Term, the Employee shall be entitled to four weeks of paid vacation per each full calendar year. Such vacation time shall be provided in accordance with the Employer’s policies with respect to carry-over of vacation days.
     7. Expenses. During the Employment Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee upon submission of appropriate accountings in accordance with the policies, practices and procedures of the Employer in effect at such time. In this respect Employer shall pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities hereunder, including without limitation expenses incurred for Employee’s employment-related travel and accommodations, subject to Employer’s normal policies and procedures. Employer shall also provide the Employee with a mobile phone, blackberry and computer for business use during the Employment Term.
     8. Legal Fees. Employer shall pay the reasonable attorney’s fees actually incurred by Employee in connection with review and negotiation of this Agreement up to a maximum of $5,000.
     9. Termination of the Employment Term. The Employment Term shall terminate upon the earliest of :
          (a) The second anniversary of the Effective Date;
          (b) The death of the Employee;

          (c) The Disability of the Employee;
          (d) The termination of the Employee’s employment by the Employer for Cause;
          (e) The termination of the Employee’s employment by the Employer without the cause; and
          (f) The termination of the Employee’s employment by Employee with Good Reason.
     For purposes of this Agreement:
(A) the term “Cause” means any of the following: (i) commission of any act of fraud or dishonesty with respect to the business of the Employer or its subsidiaries, (ii) withfull misconduct or gross negligence in connection with the performance of the Employee’s duties to the Employer and its subsidiaries, (iii) indictment for, or conviction of, any crime or an offense involving moral turpitude, (iv) commission of any act injurious to the interest of the Employer, or (v) breach of any material provision of this Agreement;
(B) the term “Disability” is as defined in the Plan; and
(C) the term “Good Reason” means the occurrence of any of the following: (i) a material diminution in the Employee’s base compensation; (ii) a materially adverse reduction in the Employee’s title, duties and responsibilities; or (iii) the relocation by the Employer of the principal worksite of the Employee to a location more than fifty (50) miles from Employee’s original worksite, except for required travel on the business of the Employer.
     10. Termination Payments.
          (a) Subject only to Section 10(b), upon termination of the Employee’s employment, the sole obligation of the Employer to make any cash payment to the Employee shall be to pay the Employee (i) any portion of the Base Salary and bonus which has been earned but unpaid as of the date of the Employee’s termination of employment with he Employer (the “Termination Date”) and (ii) reimbursement of reasonable and necessary business expenses incurred by the Employee in connection with the Employee’s employment on behalf of the Employer on or prior to the Termination Date but only previously paid to the Employee (collectively, the “Accrued Compensation”).
          (b) If the employment of the Employee is terminated during the Employment Term by the Employer pursuant to Section 9(e) or by the Employee pursuant to Section 9(f), in addition to the payment of the Accrued Compensation and the continuation of medical benefits described in the penultimate sentence of this Section 10(b), the Employer shall pay the Employee an aggregate amount or severance pay equal to the sum of 100% of the annual Base Salary and

100% of the annual Target Bonus, each as in effect as of the Termination Date. Such severance pay shall be paid in twelve substantially equal monthly installments commencing within 30 days after the Termination Date; provided, however, that in the event the Employee breaches any of the covenants set forth in Section 11 hereof, all severance payments shall cease and the Employer shall have no further obligations under this Section 10(b). The Employer will also, for the period during which it is making such severance payments to the Employee, provide the Employee and his dependents, at the Employer’s cost, continued group medical insurance coverage, so long as such continuation is available pursuant to a valid election for continuation of coverage. The obligation of the Employer to pay the severance pay pursuant to this Section 10(b) shall be conditioned on the Employee’s execution of a general release in form satisfactory to the Employer.
          (c) The Employer shall have no obligation for post-termination payments to the Employee except as set forth in Section 10(a) and 10(b) above.
          (d) Notwithstanding any other provisions of this Agreement, if Section 409A of the Internal Revenue Code of 1986, as amended, would cause the imposition of an excise tax on the severance payments as provided in this Section 10, then payment of the severance payments will commence upon earliest date that complies with Section 409A without the imposition of the excise tax, and the first installment will include all portions of the severance payment that would have been paid but for the application of Section 409A to the severance payments.
     11.  Employee Covenants.
          (a) Unauthorized Disclosure. the Employee agree and understands that in the Employee’s position with the Employer, the Employee has been and will be exposed to and has and will receive information relating to the confidential affairs of the Employer and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Employer and its affiliates and other forms of information considered by the Employer and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Employee agrees that at all times during the Employee’s employment with the Employer and thereafter, the Employee shall not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Employer. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employee’s employment with the Employer, the Employee shall promptly supply to the Employer all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employee’s employment with the Employer, and any copies thereof in his (or capable of being reduced to his ) possession.

     (b)  Non-competition. By and in consideration of the Employer’s entering into this Agreement and the payments to be made and benefits to be provided by the Employer hereunder, and further in consideration of the Employee’s exposure to the proprietary information of the Employer and its affiliates, the Employee agrees that the employee shall not, during the Employee’s employment with the Employer and thereafter during the one-year period following the Termination Date (the “Non-competition Term”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise; provided, that in no event shall ownership of 2% or less of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 11(b). For purposes of this Paragraph (b), “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that is engaged, directly or indirectly, in or to (i) the design, sale, manufacture, installation, servicing, consultation and other professional services and applications of Turret Systems (as defined below); (ii) the design, sale, provisioning, installation or servicing of communications services for trading floors, (iii) managed services in connection with trading organizations as provided by the Employer during the Employee’s Employment with the Employer; or (iv) the design, sale, manufacture, installation, servicing, consultation and other professional services and applications of E911 call-taking solutions, radio consoles, computer-aided dispatch software, records management systems, state message switch interfaces, field reporting systems and mobile data technology for use in Command & Control communications, in each case in the United States or in any other geographic location where the Employer or any of its affiliates do business. For purposes of this Paragraph (b), the term “Turret Systems” shall mean telecommunications equipment and software to enable communications (including voice/video and data) primarily among traders, counterparties and associated support personnel, but also among personnel involved in Command & Control communications. For purposes of this Paragraph (b), the term “Command & Control” shall include communications in the following four segments: (A) public safety, (B) federal, state and local government, (C) energy and power and (D) transportation. During the one-year period following the Termination Date, upon request of the Employer, the Employee shall notify the Employer of the Employee’s then current employment status.
     (c) Non-solicitation. During the Non-competition Term, the Employee shall not (1) contact, induce or solicit (or assist any person to contact, induce of solicit) any person which has a business relationship with the Employer or of any of its affiliates to terminate, curtail or otherwise limit such business relationship, or (2) contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who is, or within six months prior to the date of such action was, an employee of the Employer or any of its affiliates. Notwithstanding the foregoing, the non-solicitation provisions herein shall not apply to any person who served as the Employee’s secretary/administrative assistant, prior to the Employee’s employment with the Employer.
     (d) Remedies. The Employee agrees that any breach of the term of this Section 11 would result in irreparable injury and damage to the Employer for which the

Employer would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Employer shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Employer may be entitled at law or in equity. The terms of this paragraph shall not prevent the Employer from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee and the Employer further agree that the provisions of the covenants contained in this Section 11 are reasonable and necessary to protect the businesses of the Employer and its affiliates because of the Employee’s access to Confidential Information and his material participation in the operation of such businesses. Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 11 is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Employee against the Employer of any of its affiliated, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants containd in this Section 11.
     12. Proprietary Rights. The Employee shall disclose promptly to the Employer any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone in conjunction with others, during the Employee’s employment with the Employee and related to the business or activities of the Employer and its affiliates, and he assigns all his interest therein to Employer or its nominee. Whenever requested to do so by the Employer, the Employee shall execute and all applications, assignments or other instruments which the Employer shall dream necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Employer and its affiliates therein. These obligations shall continue beyond the end of Employee’s employment with the Employer with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Employee while employed by the Employer and shall be binding upon the Employee’s employers, assigns, executors, administrators and other legal representatives.
     13. Employee Representations. The Employee represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statue, governmental rule or regulation, that in any way limits his ability to enter into the fully perform his obligations under this agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.
     14. Indemnification. During the Employee’s employment and thereafter, the Employer agrees to indemnify, including, without limitation, advancement of all costs and fees, the Employee from and against any liability and expenses arising by reason of Employee’s acting as an officer or director of the Employer or any of its subsidiaries, in accordance with and to the fullest extent permitted by law. During the Employment Term, the Employer shall maintain commercially reasonable Directors and Officers liability insurance, under which the

Employee will be a covered person. Such liability insurance shall have such terms and policy limits of coverage as are determined appropriate by the Board.
     15. Non-Waiver of Rights: Disputes.
          (a) The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
          (b) No dispute relating to or arising under this Agreement shall be subject to mediation or arbitration, and, if such dispute is subject to a trial, such trial shall be a jury trial.
     16. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested.
     17. Direct Investment. On or before the eighteen (18) month anniversary of the Effective Data, Employee shall invest $100,000 in Trader common stock. The per share price for such investment shall be the fair market value of such stock on the date of purchase as determined by the Board in its reasonable discretion. In connection with such investment, Employee shall execute a joinder agreement making Employee a party to the Trader management shareholders’ agreement then in effect.
     18. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employer shall be entitled to assign this agreement to any affiliate of Employer and the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Employer.
     19. Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all prior agreements, negotiations and/or representations, written or oral, between the parties to the extents they relate in any way to the employment, termination of employment, compensation and employee benefits of the Employee. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the parties.
     20. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
     21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.
     22. Headings ..The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO A MILLER EMPLOYMENT AGREEMENT]
     IN WITNESS WHEREOF, each of the Employer and trader has caused this Agreement to be executed by authority of the Board, and the Employee has here unto set his hand, effective as of the Effective Date.

IPC Systems, Inc.

By:	/s/ John McSherry
Name:	John McSherry
Its:	Secretary

Trader Acquisition Corp

By:	/s/ Lance Boxer
Name:	Lance Boxer
Its:	CEO

/s/ Andrew Miller Nov 30th, 2007

Andrew Miller